Exhibit 99.1

***FOR IMMEDIATE RELEASE***

CONTACT:
Larry Kenyon, Chief Financial Officer	Paul Arndt, Corporate Communications Manager
lkenyon@neophrm.com	parndt@neophrm.com
847-295-8678 x 210	847-295-8678 x 215

NEOPHARM ANNOUNCES SECOND QUARTER 2004 FINANCIAL RESULTS

LAKE FOREST, Illinois – August 6, 2004 – NeoPharm, Inc. (Nasdaq: NEOL) today announced financial results for the second quarter and six month periods ended June 30, 2004.

Second Quarter Ended June 30, 2004 Results

For the second quarter ended June 30, 2004, the Company reported a net loss of $14,759,479, or $0.63 per basic and diluted share, compared to a net loss of $16,428,828, or $0.87 per basic and diluted share in the second quarter of 2003.  The Company reported revenue of $19,080 from sales of NeoPhectin™ products during the second quarter of 2004, compared to no revenue in the second quarter of 2003.  Research and development costs increased by $3,241,092, to $12,008,378, compared to $8,767,286 in the second quarter of 2003, due to the launch of the Phase III PRECISE trial in March.  General and administrative expenses decreased by $4,897,530 to $3,018,566, compared to $7,916,096 in the second quarter of 2003, due to completion of the Company’s arbitration case with Pharmacia and Upjohn Company (now Pfizer) in April, 2004.

Six Months Ended June 30, 2004 Results

For the six months ended June 30, 2004, the Company reported a net loss of $29,006,669 or $1.28 per basic and diluted share, compared to a net loss of $27,696,068, or $1.47 per basic and diluted share for the same six month period in 2003.  The Company reported total revenue of $31,280 from sales of NeoPhectin™ for the first six months of 2004, compared to no revenue in the same six month period in 2003.  Research and development costs increased approximately $7.4 million, to $23,257,605, compared to $15,875,842 during the first six months of 2003 due to the launch of the Phase III PRECISE trial in March.  General and administrative expenses decreased approximately $6.1 million to $6,253,999, compared to $12,359,672 for the first six months of 2003 due to completion of the Company’s arbitration case with Pharmacia and Upjohn Company (now Pfizer) in April, 2004.

“The first six months of 2004 has been both a challenge and a time of transition for NeoPharm,” said Gregory P. Young, NeoPharm’s newly appointed President and Chief Executive Officer.  “My first priority will be to rebuild and maximize shareholder value.  I plan on accomplishing this by evaluating ways to reduce the Company’s current burn rate, continuing and completing enrollment in the PRECISE Trial, and reviewing our entire drug development portfolio to prioritize our capital resources.”

-more-

Second Quarter Milestones & Achievements

As of June 30, 2004, the Company:

•                  Presented data on IL13-PE38QQR and LE-SN38 at the American Association of Neurological Surgeons Annual Meeting, and the American Society of Clinical Oncology Annual Meeting, respectively;

•                  Received a ruling by the American Arbitration Association dismissing the claims of both NeoPharm and Pharmacia & Upjohn Company against each other regarding the development of LEP and LED;

•                  Announced the resignation of James M. Hussey as it’s President and Chief Executive Officer;

•                  Announced the appointment of Gregory P. Young as it’s new President and Chief Executive Officer;

•                  Announced the appointment of Erick Hanson as Chairman of the Board of Directors; and,

•                  Continued enrollment in the Phase III PRECISE clinical trial for IL13-PE38QQR.

As of July 31, 2004, 29 patients have been enrolled in the PRECISE clinical trial.  Current patient enrollment information for PRECISE is now available at www.precisetrial.com/Updates.htm.  This information will be updated at least monthly.

Analysis of Quarterly Results

In the second quarter ended June 30, 2004, NeoPharm’s efforts were devoted primarily to:

•                  Enrolling patients and opening study sites in the Phase III PRECISE clinical trial for its lead drug product candidate, IL13-PE38QQR,

•                  Advancing its lead NeoLipid™ drug product candidates (LEP-ETU and LE-SN38) through Phase I clinical development toward possible initiation of Phase II in 2004,

•                  Working with Pfizer for the return of the development rights for liposomal paclitaxel (LEP) and liposomal doxorubicin (LED) to the Company,

•                  Engaging third parties for potential licensing of development rights to some of the Company’s drug product candidates, and

•                  Increasing sales for the Company’s new cationic cardiolipin based transfection reagents, NeoPhectin™ and NeoPhectin-AT™.

Research and development expenses increased $3,241,092 during the second quarter of 2004 as compared to the second quarter of 2003. This increase in research and development expenses is primarily due to the initiation of the Company’s Phase III PRECISE clinical trial for IL13-PE38QQR during 2004. During the second quarter of 2004, the Company incurred $3,593,235 in expenses related to the PRECISE Trial.

The decrease of $4,897,530 in selling, general, and administrative expenses in the second quarter of 2004, as compared to the first quarter of 2003, was a direct result of a reduction in arbitration related expenses of $6,087,335 during the second quarter of 2004 versus the same period in 2003. Total arbitration related expenses incurred during the second quarter of 2004 were less than $1,000. On April 30, 2004, the arbitration panel informed both NeoPharm and Pfizer that each party’s claims against the other had been dismissed. As a result, the Company does not expect to incur any further material arbitration related expenses in 2004.

Financial Projections

The Company currently anticipates a net loss of approximately $55 million to $58 million, or $2.40 and $2.53 per share in 2004.  This estimate assumes total revenue of approximately $100,000 from sales of NeoPhectin™ and NeoPhectin-AT™ in 2004. As of June 30, 2004, the Company has cash and cash equivalents of approximately $88.6 million.  NeoPharm believes that the current level of cash and equivalents can support the Company’s activities into the first quarter of 2006 at its present burn rate.

The Company intends to restore and build shareholder value using a three pronged approach:

1)     Reduce the burn rate,

2)     Complete the PRECISE Trial enrollment, and

3)     Evaluate and prioritize its drug and technology portfolio.

“NeoPharm currently has more drug candidates than cash to develop them, but we have already taken steps to reduce our expenditures,” said Young.  “IL13-PE38QQR is currently the Company’s most advanced drug product candidate.  Therefore, the Company will be committing a significant amount of its remaining capital resources to the development and registration of IL13-PE38QQR.  Additionally, we have initiated a process to evaluate every aspect of our portfolio of drug product candidates.  This evaluation will be used to determine the value of our portfolio, resulting in the prioritization of our resources and identification of the best opportunities to realize that value.”

Conference Call

NeoPharm will host a conference call today at 11:00 a.m. Eastern Time to discuss these financial results, business progress, plans, and guidance for the second half of 2004.

Domestic:	800-299-9630, passcode 53045182
International:	617-786-2904, passcode 53045182
Replay (available to 8/13/04)	888-286-8010, passcode 87710880

The live call and replay will be available via webcast at www.neophrm.com.

About NeoPharm

NeoPharm, Inc., based in Lake Forest, IL, is a publicly traded biopharmaceutical company dedicated to the research, development and commercialization of new and innovative cancer drugs for therapeutic applications. The Company has a portfolio of compounds in various stages of development.  Additional information about NeoPharm, recent news releases, and scientific abstracts related to IL13-PE38QQR can be obtained by visiting NeoPharm’s Website at: www.neophrm.com, or calling Paul Arndt at 847-295-8678.

Forward Looking Statements — This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify such forward-looking statements by use of such words as “expects,” “intends,” “hopes,” “anticipates,” “believes,” “could,” “may,” “evidences” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements. Such statements include, but are not limited to, any statements relating to the Company’s drug development program, including, but not limited to the initiation, progress and outcomes of clinical trials involving IL13-PE38QQR, and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company’s drug and non-drug compounds, including, but not limited to IL13-PE38QQR and NeoPhectin™ and NeoPhectin-AT™,  uncertainty regarding the availability of third party lyophilization capacity, unexpected adverse side effects or inadequate therapeutic efficacy of the Company’s drug and non-drug compounds, including, but not limited to, IL13-PE38QQR, that could slow or prevent products coming to market, uncertainty regarding the Company’s ability to market its drug and non-drug products, including, but not limited to NeoPhectin™ and NeoPhectin-AT™, directly or through independent distributors, the uncertainty of patent protection for the Company’s intellectual property or trade secrets, including, but not limited to IL13-PE38QQR,  and other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission including our annual reports on Form 10-K and our quarterly reports on Forms 10-Q. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results.

NeoPharm, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three-Month Periods Ended June 30		Six-Month Periods Ended June 30
	2004	2003	2003	2003

Revenues	$19,080	$—	$31,280	$—
Cost of revenues	298	—	542	—

Gross margin	18,782	—	30,738	—

Expenses:
Research and development	12,008,378	8,767,286	23,257,605	15,875,842
Selling, general, and administrative	3,018,566	7,916,096	6,253,999	12,359,672
Total Expenses	15,026,944	16,683,382	29,511,604	28,235,514

Loss from operations	(15,008,162)	(16,683,382)	(29,480,866)	(28,235,514)

Interest income	248,683	254,554	474,197	539,446

Net loss	$(14,759,479)	$(16,428,828)	$(29,006,669)	$(27,696,068)

Net loss per share-basic and diluted	$(0.63)	$(0.87)	$(1.28)	$(1.47)

Shares used in computation of net loss per share:
Basic and Diluted	23,244,608	18,826,670	22,578,297	18,817,902

Balance Sheet Data:

(Unaudited)

	June 30, 2004	December 31, 2003
Cash and cash equivalents	$88,553,977	$36,958,941
Investments in marketable securities	$—	$4,166,351
Total assets	$92,783,246	$46,080,580
Current liabilities	$7,359,273	$6,063,225

Accumulated deficit	$(160,697,989)	$(131,691,319)
Total stockholders equity	$85,423,973	$40,017,355